SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE
This Settlement Agreement and Release (the “Agreement”) is made effective the 9th day of October, 2020, by and between Uber Technologies, Inc., (“Uber”)1, on the one hand, and Phunware Inc. (“Phunware”) and individuals Alan Knitowski, Marty Borotsik, Andrew Cook, and David Stasiuk (collectively, “Defendants”) on the other hand (individually, a “Party” and collectively, the “Parties”).
WHEREAS, Phunware filed a civil action in the San Francisco Superior Court, Phunware, Inc. v. Uber Technologies, Inc., Case No. CGC-17-561546 (hereinafter, the “Action”) on September 26, 2017, asserting a cause of action against Uber Technologies, Inc. for breach of contract;
WHEREAS, Uber Technologies, Inc. filed a cross-complaint in the Action on November 13, 2017, asserting causes of action against Phunware and Fetch Media, Ltd. for fraud, conspiracy, intentional interference with contract, negligence, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional breach of fiduciary duty, constructive fraud, negligent misrepresentation, professional negligence, unfair competition under Cal. Bus. & Prof. Code § 17200 et seq., and unjust enrichment;
WHEREAS, Uber Technologies, Inc. filed an amended cross-complaint in the Action on July 12, 2019, asserting causes of action against Phunware for fraud, fraudulent concealment, negligence, and unfair competition under Cal. Bus. & Prof. Code § 17200 et seq., and asserting causes of action against Alan Knitowski, Marty Borotsik, Andrew Cook, and David Stasiuk (collectively, the “Individual Defendants”) for violation of 18 USC § 1962(c), violation of 18
1 For the avoidance of doubt, the term “Uber” shall also include Uber BV and any other Uber entity for purposes of the releases set forth in Paragraphs 11 through 13 below.

USC § 1962(d), fraud, fraudulent concealment, conspiracy to commit fraud, negligence, and unfair competition under Cal. Bus. & Prof. Code § 17200 et seq.;
WHEREAS, on August 12, 2020, the Court in the Action granted Uber’s motion for sanctions against Phunware, and ordered Phunware’s complaint against Uber as well as its answer to Uber’s cross-complaint stricken;
WHEREAS, the Parties, and each of them, deny engaging in any wrongdoing whatsoever and specifically deny each and every allegation of wrongdoing alleged in the Action, and the Parties further deny any and all claims of damage or for other relief by any other Party in any amount whatsoever;
WHEREAS, based on the information presently known to the Parties, the settlement terms set forth herein represent a reasonable resolution of the Parties’ claims;
WHEREAS, it is now the desire and intention of the Parties fully and finally to settle, compromise, and resolve all disputes, differences and disagreements that have existed, now exist, or may exist between them, including those described herein and those that fall within the subject matter of the Action;
WHEREAS, as described more fully below, Uber will receive total payments in the amount of SIX MILLION DOLLARS ($6,000,000); and,
    WHEREAS, Phunware and the Individual Defendants have advised that Certain Underwriters at Lloyds and Companies subscribing to Directors and Officers Liability Policy number B014ERUSA1801075 (collectively, “Underwriters”) have entered into a CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE, with the Individual Defendants and Phunware, dated _______________________ (the “Underwriters Agreement”), in which Underwriters have agreed to pay on behalf of the Individual Defendants the sum of

ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) (the “Underwriters’ Payment”) to Uber within 15 business days of Underwriters’ receipt of all of the following: (i) this fully executed Agreement; (ii) the fully executed Underwriters Agreement; and (iii) appropriate wiring instructions, including bank name, ABA and SWIFT routing numbers, account name, and account number.
NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the Parties agree as follows:
1. Phunware and the Individual Defendants shall provide the above listed items (i) (ii) and (iii) to Underwriters immediately upon execution of this Agreement.
2.Phunware shall pay FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000) to Uber, wired to Uber in accordance with Uber’s instructions per the following schedule:
i.ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) by December 31, 2020, with no cure period under Section 5 herein.
ii.ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) by May 31, 2021.
iii.ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) by September 30, 2021.
3.Phunware and the Individual Defendants shall cause the Underwriters’ Payment to be paid to Uber within 15 business days of Underwriters’ receipt of the information identified in the above-listed items (i), (ii) and (iii). Phunware represents that all parties to the Underwriters Agreement have agreed to execute that agreement within two (2) days after this Agreement is executed.

4.Phunware may partially or fully prepay the settlement amount at any time with no prepayment penalty or fee.
5.Except for the initial settlement payment under Section 2(a) above, for which there is no cure period, Phunware shall have ten (10) days to satisfy a missed payment (the “Cure Period”).
6.The amount of the payments herein and the deadlines in this section are material to Uber and under no circumstances will Uber grant any extensions or agree to any modifications of these terms. Notwithstanding Paragraph 5, if Phunware fails to make any payment by the dates set forth in Paragraph 2(b)-(c), it shall have ten (10) days to satisfy a missed payment (the “Cure Period”). If Phunware fails to make the initial payment in Paragraph 2(a) by December 31, 2020 or the payments in Paragraph 2(b) and (c) by the end of the Cure Period, Uber may, in its sole discretion, and as its sole recourse in the event of a default by Phunware, immediately file and move for enforcement of a Stipulated Consent Judgment against Phunware, substantially in the form of Exhibit A, for the difference between any prior total payments made by Phunware to Uber and $4,500,000, plus liquidated damages in the amount of $900,000 (“Liquidated Damages”). Phunware agrees that the Liquidated Damages are not unreasonable under the circumstances existing at the time of this Agreement, and are therefore proper under C.C.P. Section 1671. Phunware and the Individual Defendants waive any and all rights to oppose or contest the Stipulated Consent Judgment, or appeal entry of the Stipulated Consent Judgment. If Uber is required to pursue an action to enforce the Stipulated Consent Judgment and it prevails, it shall be awarded attorneys’ fees in connection with such action. The Parties agree that the San Francisco Superior Court, including Judge Angela Bradstreet, has continuing jurisdiction to preside over Uber’s filing and enforcement of the Stipulated Consent Judgment under C.C.P.

Section 664.6. This provision is a material term of the Agreement to Uber and Phunware expressly acknowledges such materiality and consents to this provision.
7.Uber considers the Underwriters’ Payment to be a binding commitment on behalf of Phunware. If Underwriters do not timely make this payment, Phunware shall file suit against Underwriters within five (5) days after the full amount is due from Underwriters. In its suit, Phunware will seek recovery of the full amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) plus interest and attorneys’ fees. Phunware shall prosecute the suit diligently at its own expense and shall not settle the matter without first receiving written approval from Uber. All proceeds Phunware recovers from the suit up to and including ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) will be immediately paid to Uber. Any failure by Phunware to satisfy these obligations will be considered a material breach of this Agreement subject to full enforcement by Uber.
8.Within five (5) business days of Uber’s confirmation that the payment from Underwriters has cleared and been received, Uber shall dismiss, with prejudice, its claims against Defendants Knitowski, Borotsik, Cook and Stasiuk.
9.Within ten (10) business days of Uber’s confirmation that all amounts due from Phunware, including any liquidated damages and attorneys’ fees have cleared and been received, Uber shall dismiss, with prejudice, its claims against Phunware.
10.Immediately upon, but no later than one (1) business day after, execution of this Agreement by all Parties, Phunware will dismiss with prejudice its arbitration claim against Ian Karnell and agrees to release Ian Karnell from any and all claims relating to his work while at Phunware.

11.Upon Uber’s receipt of Underwriters’ Payment, and only upon such receipt, Uber hereby absolutely, forever and fully, generally and specifically, release and discharge all past, present and former directors, officers and employees of Phunware, including but not limited to Knitowski, Borotsik, Cook and Stasiuk, and their respective past, present and future heirs, executors, estates, agents, representatives, insurers and reinsurers, from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, matured or unmatured, whether in law or in equity, which it has or had or may claim to have or to have had from the beginning of time through the present, including all matters arising out of or relating to events described in Phunware’s complaint, Uber’s cross-complaint and Uber’s amended cross-complaint, including any work that Knitowski, Borotsik, Cook and Stasiuk did for Uber from 2014 to 2017 (the “Uber Campaign”), and including any claims based on any events or circumstances that were alleged, or that could have been alleged or referred to, in relation to the Uber Campaign in the Action (the “Individual Defendants Uber Released Claims”). In no event shall this release be effective if the Underwriters’ payment does not clear. For the avoidance of doubt, the Individual Defendants Uber Released Claims include claims for and rights to contribution or indemnification, contractual or otherwise, and include any claims arising out of or relating to the filing or defense of the Action.
12.Upon Uber’s confirmation that the full amount of all payments due under this Agreement, including any liquidated damages and attorneys’ fees, have cleared and been received, and only upon such receipt, Uber hereby absolutely, forever and fully, generally and specifically, releases and discharges Defendant Phunware, its agents, lawyers, representatives, insurers, reinsurers, from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, matured or unmatured, whether in law or in equity, which it has or had or may claim to have or to have had from the beginning of time through the present arising out of or relating to the Uber Campaign, and including any claims based on any events or circumstances that were alleged, or that could have been alleged or referred to, in relation to the Uber Campaign in the Action (the “Phunware Uber Released Claims”). For the avoidance of doubt, the Phunware Uber Released Claims include claims for and rights to contribution or indemnification, contractual or otherwise, and include any claims arising out of or relating to the filing or defense of the Action.
13.Defendants hereby absolutely, forever and fully, generally and specifically, release and discharge Uber and all of its current or former employees, subsidiaries, and affiliates, from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, matured or unmatured, whether in law or in equity, which it has or had or may claim to have or to have had from the beginning of time through the present arising out of or relating to the Uber Campaign, including any claims based on any events or circumstances that were alleged, or that could have been alleged or referred to, in relation to the Uber Campaign in the Action (the “Defendants Released Claims”). For the avoidance of doubt, the Defendants Released Claims include claims for and rights to contribution or indemnification, contractual or otherwise, and include any claims arising out of or relating to the filing or defense of the Action.
14.So that the releases in Paragraphs 11 through 13 of this Agreement have their full and intended effect, the Parties hereby waive any and all rights or benefits which any of them may have under Section 1542 of the Civil Code of the State of California, and any provisions of any other jurisdiction that have similar effect, providing that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Parties hereby represent and warrant that they have had an opportunity to consult with counsel and that they understand the effect of this waiver of the above-quoted Civil Code section and any similar provisions. Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge, Uber and Defendants expressly acknowledge that this Agreement is intended to include in its effect, without limitation, claims and causes of action which they do not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement contemplates extinguishment of all such claims and causes of action referenced herein. Accordingly, this Agreement shall remain in full force as a complete release of such claims notwithstanding the discovery or existence of any such additional or different claims and/or facts before or after the date of this Agreement.
15.The Parties each understand that this Agreement is deemed to have been drafted jointly by the Parties and agree that the canon of construing ambiguities against the drafter has no application here. The Agreement should be construed fairly and not in favor of or against one party as the drafter.
16. The Parties have each had a full and complete opportunity to review this Agreement, and to make suggestions or changes. The Parties acknowledge that they have been represented by independent legal counsel of their own choice throughout the negotiations which preceded the execution of this Agreement; that they have had a full and complete opportunity to discuss with their attorneys the contents hereof; that they are fully aware of the contents of this Agreement and of its legal effect and fully understand and agree to each and every provision hereof without reservations; and that they have executed this Agreement voluntarily, in reliance on their own judgment, have not relied on any representations or promises made by any other Party not set forth in this Agreement, have the legal capacity to enter into this Agreement, and are free from coercion, duress and undue influence.
17.Each Party hereto warrants and represents to the other Parties that it is the lawful owner of all rights, title and interest in and to every claim being released herein, and that it has not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any such released matter or any part or portion thereof. Each Party hereto shall indemnify and hold harmless the others from and against any and all claims, demands, liabilities, debts, obligations, accounts, actions and causes of action (including the payment of attorneys’ fees and costs actually incurred, whether or not litigation be commenced) based upon, in connection with, or arising out of any such prior assignment, transfer, lien and/or right or purported claimed assignment, transfer, lien and/or right.
18.This Agreement affects the settlement of disputes that are denied and contested and nothing contained herein should be construed as an admission by any Party of any liability of any kind with respect thereto. All such liability is expressly denied. The Parties and their counsel agree not to assert that this Agreement is an admission of guilt, wrongdoing, or liability on the part of any other Party.

19.Each of the Parties shall bear its own attorneys’ fees and costs incurred in connection with the Action. In the event that any of the Parties files a legal action to interpret or enforce the Agreement, the prevailing party shall be entitled to reasonable legal fees, expert fees and costs.
20.This Agreement sets forth the entire agreement between the Parties and supersedes any and all prior oral and written agreements or understandings between the Parties concerning this subject matter. This Agreement may not be altered, amended or modified except by a further writing signed by all Parties.
21.This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without regard to conflicts of laws rules. Any disputes between the Parties arising out of finalization of this Agreement, or its performance shall be resolved on an expedited and binding basis by a single arbitrator through JAMS - San Francisco, agreed upon by the Parties, and pursuant to the JAMS Streamlined Arbitration Rules and Procedures.
22.Each Party to this Agreement represents and warrants that it has full power and authority to enter into this Agreement. By the signature of each of the representatives of the Parties hereto placed on this Agreement, each such signatory represents and warrants that she or he is authorized to sign this Agreement on behalf of the Party for whom she or he is signing.
23.This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument. The facsimile or .pdf or digital signature of the Parties herein may be used instead of the original.

24.Each Party agrees to make, execute, and deliver such other instruments or documents, and to do or cause to be done such further or additional acts, as reasonably may be necessary in order to effectuate the purposes or to implement the terms of this Agreement.
25.    Except as may be necessary to enforce the obligations in this Agreement or make disclosures to shareholders, lenders, auditors, accountants and lawyers, the Parties, including their officers, representatives and attorneys, agree to keep the terms of this Agreement strictly confidential. The Parties intend for this Agreement to be protected by the mediation privilege as well as the rules governing inadmissibility of settlement communications. Nothing in this provision shall prohibit either party, including their officers, representatives and attorneys, from disclosing the terms of this Agreement (i) pursuant to a court order or validly issued subpoena, and/or (ii) as required by securities law and other applicable law. Nothing in this Agreement shall prohibit either party, including their officers, representatives and attorneys, from disclosing publicly-available information.

[signatures on following page]
Phunware, Inc.
Dated: October___, 2020

By: ____________________________________
Authorized Business Representative
Dated: October___, 2020

By: ___________________________________
Craig Hansen
Hansen Law Firm, P.C.
Counsel to Phunware, Inc.

Uber Technologies, Inc.
Dated: October___, 2020

By: ___________________________________
Authorized Business Representative
Dated: October___, 2020

By: ___________________________________
John Bovich
Reed Smith LLP
Counsel to Uber Technologies, Inc.

Alan Knitowski
Dated: October___, 2020

By: ___________________________________

Dated: October___, 2020

By: ___________________________________
Craig Hansen
Hansen Law Firm, P.C.
Counsel to Alan Knitowski
Marty Borotsik
Dated: October___, 2020

By: ___________________________________

Dated: October___, 2020

By: ___________________________________
Ryan Saba
Rosen Saba, LLP
Counsel to Marty Borotsik

Andrew Cook
Dated: October___, 2020

By: ___________________________________

Dated: October___, 2020

By: ___________________________________
Ryan Saba
Rosen Saba, LLP
Counsel to Andrew Cook
David Stasiuk
Dated: October___, 2020

By: ___________________________________

Dated: October___, 2020

By: ___________________________________
Ryan Saba
Rosen Saba, LLP
Counsel to David Stasiuk

EXHIBIT A

John Bovich (SBN 150688)
Email: jbovich@reedsmith.com
Seth B. Herring (SBN 253907)
Email: sherring@reedsmith.com
Reed Smith LLP
101 Second Street, Suite 1800
San Francisco, CA 94105-3659
Telephone: +1 415 543 8700
Facsimile: +1 415 391 8269

Randall D. Haimovici (SBN 213635)
Email: rhaimovici@uber.com
Angela B. Johnson (SBN 287421)
Email: angelaj@uber.com
Ariel F. Ruiz (SBN 305488)
Email: ariel.ruiz@uber.com
Uber Technologies, Inc.
1455 Market Street, Floor 4
San Francisco, CA 94103-1355
Telephone: +1 415 533-7652

Attorneys for Defendant
Uber Technologies, Inc.

Craig A. Hansen (SBN 209622)
Email: craig@hansenlawfirm.net
Stephen Holmes (SBN 200727)
Email: steve@hansenlawfirm.net
Philip E. Yeager (SBN 265939)
Email: phil@hansenlawfirm.net
HANSEN LAW FIRM, P.C.
75 E. Santa Clara Street, Suite 1250
San Jose, CA 95113
Telephone: (408) 715-7980
Facsimile: (408) 715-7001

Attorneys for Phunware, Inc.

SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF SAN FRANCISCO

Phunware, Inc., Plaintiff, vs. Uber Technologies, Inc., Defendant.	Case No.: CGC-17-561546 STIPULATED CONSENT JUDGMENT
Uber Technologies, Inc. Cross-Complainant, vs. Phunware, Inc., Alan Knitowski, Dave Stasiuk, Marty Borotsik, Andrew Cook, and Does 1-100 Cross-Defendants.

THIS MATTER having been brought before the Court and the Parties having agreed to entry of this Consent Judgment, IT IS HEREBY ORDERED as follows:

1.This Stipulated Consent Judgment represents a material aspect of Uber and Phunware’s settlement of the above-captioned lawsuit, and shall not be considered an admission of fault or liability by either Party.
2.As partial consideration for the parties’ settlement of the above-captioned lawsuit, Phunware agreed to pay Uber the sum of $4,500,000.00 by September 30, 2021 (“Settlement Payment”) pursuant to the following schedule:
a.A payment of $1,500,000.00 to be paid by December 31, 2020, with no cure period;
b.A payment of $1,500,000.00 to be paid by May 31, 2021; and
c.A payment of $1,500,000.00 to be paid by September 30, 2021.
3.Except for the initial payment due on December 31, 2020, the parties agreed that Phunware shall have ten (10) days to satisfy a missed payment (the “Cure Period”).
4.The Parties agree that if Phunware fails to make the initial payment by December 31, 2020 or any other individual payment when due and not cured within the Cure Period, Phunware will be in default. In the event of such default, Phunware will immediately owe Uber the unpaid portion of the Settlement Payment, plus liquidated damages of $900,000.00.
5.The Parties hereby waive findings of fact, conclusions of law, a statement of decision, and appeal of this Stipulated Judgment. For the sake of clarity, Phunware waives any right to an appeal upon entry of this Stipulated Consent Judgment.

6.Pursuant to CCP § 664.6, the Superior Court of California, County of San Francisco, including Judge Angela Bradstreet, shall retain jurisdiction to enforce the Parties’ settlement agreement and this Stipulated Consent Judgment following execution of the settlement agreement. If Uber is forced to enforce this Stipulated Consent Judgment and prevails, Uber shall be awarded its attorneys’ fees and costs.
7.Phunware failed to make the payment scheduled on _____________and did not satisfy that payment within the 10 day cure period. As a result, Judgment is entered in Uber’s favor for _______________.
Dated: _____________, 2020                      By: ____________________________________          Judge of the Superior Court